Exhibit 10.2
LEASE AGREEMENT
1011 Murray-Holladay Rd.
     THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of this 1st day of September, 2003, by and between 1011 L.L.C., a Utah Limited Liability Company (the “Landlord”), and SafeScan Medical Systems, LLC., a Utah Limited Liability Company (the “Tenant”).
          For and in consideration of the rental to be paid by Tenant and of the covenants and agreements herein set forth to be kept and performed by Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Leased Premises (as hereinafter defined) and certain other areas, rights and privileges for the term, at the rental and subject to and upon all of the terms, covenants and agreements hereinafter set forth.
          I. PREMISES
          1.1. Description of Premises. Landlord does hereby demise, lease and let unto Tenant, and Tenant does hereby take and receive from Landlord the following:
               (a). That certain floor area containing approximately 14,100 rentable square feet (the “Leased Premises”) comprised of the entire
1st floor of the office building (the “Building”) located at approximately 1011 East Murray-Holladay Rd., Salt Lake City, Utah as shown crosshatched on Exhibit “A” attached hereto.
               (b). The non-exclusive right to use Tenant’s Proportionate Share of the Common Areas (as defined in Section 18.1 below).
               (c). Such non-exclusive use of rights-of-way, easements and similar rights with respect to the Building and Property as may be reasonably necessary for ingress to, and egress from, the Leased Premises and the Common Areas.
               (d). The non-exclusive right to use those areas designated for vehicular parking, including the non-exclusive right to the use of fifty-five (55) parking stalls on an unreserved basis.
          1.2. Changes to Building. Landlord hereby reserves the right at any time and from time to time to make changes, alterations or additions to the Building or to the Property. Tenant shall not in such event claim or be allowed any damages for injury or inconvenience occasioned thereby and shall not be entitled to terminate this Lease, provided that rent payable hereunder shall abate on a pro-rata basis if all or a portion of the leased premises described in paragraph 1.1(a) herein are rendered unusable during said construction.

          II. TERM
          2.1. Length of Term. The term of this Lease shall be for a period of three (3) years, commencing on September 1st, 2003, and terminating at 11:59 P.M. on September 8, 2006. Except for the return of any money deposited with Landlord by Tenant, Landlord shall not have any liability to Tenant arising out of Landlords failure to deliver the Premises to Tenant on the Commencement Date.
          III. BASIC RENTAL PAYMENT
          3.1. Basic Annual Rent. Tenant agrees to pay to Landlord as basic annual rent (the “Basic Rent”) the amounts shown in the schedule below:

Year 1	See Schedule Below

Year 2	See Schedule Below

Year 3	See Schedule Below
          3.2 Offset in Basic Rent for Landlord’s Contribution to Tenant Improvements. As outlined in paragraph 3.3 below, Landlord shall provide a Tenant with an improvement allowance in the form of a reduction in rents already included as stated below in the total amount of $30,000.00 (“Tenant Improvement Allowance”) to be offset against Tenant’s monthly installment payments of Basic Rent in the first four months of the first year of the lease terms.
          3.3 Payment of Annual Basic Rent. Annual Basic Rent shall be payable without prior demand in monthly installments detail below in advance on the 1st day of each calendar month during the Term.

MONTHS	MONTHLY INSTALLMENT
1	$12,500.00
2	$0.00
3	$10,000.00
4	$10,000.00
5	$10,000.00
6-12	$17,250.00
13-24	$17,767.50
25-35	$18,300.53
36	$1,060.90

          3.4 Basic Rent includes the following services:
                Real Property Taxes.
                Sewer & Water
                Gas
                Electric
          3.5 Janitorial services for the Premises described in paragraph 1.1(a) and the first floor bathrooms are not included in Basic Rent. Telephone, network and cable/satellite television services are not included in Basic Rent.
          3.6. Late Fees. If any payment is not made by the tenth -(10th) day following the due date of the payment, then there shall be added to the payment an amount equal to seven percent (7%) of the payment as an agreed late charge on the twentieth day of each and every month in which a payment is delinquent.
IV. ADDITIONAL RENT
          4.1 In addition to the Basic Rent, in each applicable year the Tenant shall pay the Landlord as Additional Rent its proportional share of the building operating costs of any increases in building operating expense over and above $5.00 per rentable square foot per 12 month period of the lease agreement. To calculate the Tenant’s share of costs over $5.00, see Building Operating Costs as defined below in 4.2, a, b, and c.
          4.2. Building Operating Costs are all those costs not directly paid by the Tenant and fall in the following categories:
(a)	All real and personal property taxes and assessments of every kind and nature relating to the Building and its operation and actually paid by Landlord. Such costs shall be divided by the total square footage of the building to determine the amount per square foot.

(b)	All utilities, including, but not limited to, sewer & water, gas and electric. These utility costs shall be divided by the occupied rentable square footage to determine the amount per square foot. If the occupied rentable square footage changes during the 12 month period, the costs will be pro-rated based on the time and square footage that is occupied.

(c)	Insurance, management, and maintenance, including, but not limited to, landscaping maintenance, asphalting, snow removal, window cleaning,

roof maintenance and all other maintenance obligations of Landlord provide in this Lease. Such costs shall be divided by the total square footage of the building to determine the amount per square foot.
          4.3. Additional Rent shall be computed as follows:
(a)	Within 60 days after the end of each 12 month lease period, Landlord will furnish Tenant an itemized statement indicating the Tenant’s portion of the Building Operating Cost for the 12 month lease period.

(b)	If Tenant’s share of the Building Operating Costs exceeds $5.00 per square foot, Landlord will provide Tenant with an invoice for the amount of the Additional Rent due to Landlord for the first 12 month lease period. Tenant shall have 60 days after the invoice date to pay the Additional Rent due. In addition, the Tenant’s monthly rent for the next 12 month lease period shall be adjusted to reflect Landlord’s estimate of Additional Rent for the following year. Thereafter, Landlord shall furnish Tenant with a statement at the end of each 12-month lease period detailing the Building Operating Cost for the previous
12-month period. The amount of Addition Rent shall thereafter be increased or decreased on an annual basis to reflect any change in Operating Cost.

(c)	When Tenant’s share of the increase in actual Building Operating Costs is less than the estimated Additional Rent paid by Tenant, Landlord shall refund such excess in a lump sum within 120 days after the end of the 12 month period.
          4.4. Additional Monetary Obligations. Tenant shall also pay as Additional Rent all other sums of money as shall become due and payable by Tenant to Landlord under any other section of this Lease in the manner described in said section. Landlord shall have the same remedies in the case of a default in the payment of Additional Rent as are available to Landlord in the case of a default in the payment of one or more installments of Basic Rent.
          V. SECURITY DEPOSIT
          5.1. Deposit. Prior to occupying the Premises, Tenant shall deposit with Landlord the sum of Two thousand Five hundred and No/100 Dollars ($ 2,500.00 ) as security for performance of all terms, covenants, and conditions required to be performed herein. Such sum shall be returned to Tenant after the expiration of the term of this Lease and delivery of possession of the Leased Premises to Landlord if at such time Tenant has performed all terms, covenants and conditions of this Lease. Landlord may commingle said sum with its own funds and use said sum for any purposes as Landlord may determine. Tenant is not entitled to any accrued interest on the Security Deposit.
          5.2. Default. In the event of default by Tenant in respect to any of its obligations under this Lease, including, but not limited to, the payment of rent or additional rent, Landlord may use, apply, or retain all or any part of the security deposit for the payment of any unpaid Basic Rent or for any other amount which Landlord may be required to expend by reason of the default of the Tenant, including any damages or deficiency in the reletting of the Premises, regardless of whether or not the accrual of such damages or deficiency occurs before or after an eviction or a portion of the security deposit is so used or applied. Tenant shall, upon thirty (30) days written demand, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount.
          VI. USE
          6.1. Use of Leased Premises. The Leased Premises shall be used and occupied by Tenant for general office purposes only and for no other purpose whatsoever without the prior written consent of Landlord. Landlord may withhold consent for any or no reason. Any variation or deviation from the specific use expressly set forth herein shall be deemed a default of this Lease.
(a)	Landlord authorizes Tenant to use the Leased Premises for light manufacture, operation, storage, testing and all other aspects of designing, manufacturing, assembling, building, packaging, shipping, and operating medical equipment. Such authorization includes but is not limited to the assembly and testing of electronic components, manufacture of mechanical components including machining, fabrication, assembly, and testing, as well as the operation of such equipment including patient testing. Prior to installing any machinery or equipment, Tenant shall first provide Landlord with a list of the equipment to be installed, the equipment specifications, including noise, vibration and waste information. Landlord may object to the installation of any item of machinery which would not be considered “light manufacturing” due to noise, vibration, or waste accumulation.
          6.2. Prohibition of Certain Activities or Uses. Notwithstanding the approval of Landlord of the uses described in paragraph 6.1(a) above, the Tenant shall not do or permit anything to be done in or about, or bring or keep anything in the Leased Premises which is prohibited by this Lease or which will in any way:
(a)	Adversely affect any fire, liability or other insurance policy carried with respect to the Building, the Improvements or any of the contents of the Building (except with Landlord’s express written permission, which will not be unreasonably withheld, but which may be contingent upon Tenant’s agreement to bear any additional costs, expenses or liability for risks that may be involved).
(b)	Obstruct or interfere with any right of any other tenant or occupant of the Building or injure or annoy such persons.

(c)	Conflict with or violate any law, statute, ordinance, rule, regulation or requirement of any governmental unit, agency or authority (whether existing now or enacted in the future, known or unknown, foreseen or unforeseen).

(d)	Overload the floors or otherwise damage the structural soundness of the Leased Premises, or Building, or any part thereof.
          6.3. Affirmative Obligations With Respect to Use. Tenant will at its sole cost and expense comply with all governmental laws, ordinances, regulations, and requirements, of any lawful governmental body of authorities having jurisdiction over the Leased Premises which are now in force or which hereafter may be in force; keep the Leased Premises in a clean, neat and orderly condition, free of objectionable noise, odors, or nuisance; in all respects and at all times fully comply with all health and policy regulations; and not suffer, permit, or commit any waste.
          6.4. Suitability. Tenant acknowledges that except as expressly set forth in this Lease, neither Landlord nor any other person has made any representation or warranty with respect to the Leased Premises or any other portion of the Building or Improvements. Specifically, but not in limitation of the foregoing, no representation has been made or relied on with respect to the suitability of the Leased Premises or any other portion of the Building or Improvements for the conduct of Tenant’s business. By executing this lease the Tenant waives any claim that the Leased Premises, Building and Improvements are in unsatisfactory condition.
          6.5. Taxes. Tenant shall pay all taxes, assessments, charges, and fees which during the term hereof may be imposed, assessed or levied by any governmental or public authority against or upon Tenant’s use of the Leased Premises or any personal property or fixture kept or installed therein by Tenant.
          6.6 Hazardous Waste. Tenant agrees to seek written approval of Landlord prior to keeping or using or permitting to be kept or used on the Leased Premises any flammable fluids, explosives or any “hazardous substance,” “solid waste,” or “hazardous waste” as said terms are defined in 42 U.S.C. 9601(14) and 40 C.F.R. 261.1 et seq.
          6.7. Rules and Regulations. Tenant shall comply with all the rules and regulations attached to this Lease as Exhibit “B” and any other such rules as the Landlord may implement to insure the rights of building tenants.

          VII. UTILITIES AND SERVICE
          7.1. Obligations of Landlord. During the term of this Lease the Landlord agrees to cause to be furnished to the Leased Premises during customary business hours and during generally recognized business days the following utilities and services:
(a)	Electricity, water, gas and sewer service.

(b)	Access to demarcation point of local telephone company within the building. Landlord shall not provide telephone lines, stations, switching equipment, networking facilities or distribution cabling that is currently located at the facility.

(c)	Heat and air-conditioning to such extent and to such levels as, is reasonably required for the comfortable use and occupancy of the Leased Premises subject however to any limitations imposed by any government agency. Heat and air conditioning will be provided Monday through Saturday from 9:00 a.m to 9:00 p.m.

(d)	Fluorescent bulbs and other lighting currently used in fixtures originally installed in the Premises.

(e)	Security (including lighting for common halls, stairways, entries and restrooms) to such extent as is usual and customary in similar buildings in Salt Lake County, Utah.

(f)	Snow removal service.

(g)	Landscaping and grounds keeping service.
          7.2. Additional Limitations.
(a)	Tenant will not, without the written consent of Landlord: (1) use any machinery on the Leased Premises using current in excess of 110 volts which will in any way to any extent increase the amount of electricity or water designated above; or (2) connect with electric current or water pipes, except through those now existing in the Leased Premises, any apparatus or device for the purpose of using electric current or water.

(b)	If Tenant shall require water, electric current or natural gas in excess of that commonly furnished or supplied for use in similar Leased Premises, Tenant shall first procure the consent of Landlord for the use. The Landlord may cause a water meter, electric current meter or natural gas meter to be installed in the Leased Premises to measure the amount of water, electric current, or natural gas consumed for any such other use. The cost of such meters and of installation, maintenance, and repair thereof shall be paid for by Tenant; and Tenant agrees to pay Landlord promptly upon demand for all such water, electric current, or natural gas consumed as shown by said meters at the rates charged for such services plus any additional expense incurred in keeping account of the water, electricity or natural gas so consumed.
(c)	If heat generating machines or devises are used in the Leased Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install additional or supplementary air conditioning units for the Leased Premises. The entire cost of installing, operating, maintaining and repairing the same shall be paid by Tenant to Landlord promptly upon demand by Landlord.
          7.3 Obligations of Tenant. During the term of this Lease the Tenant agrees to pay and furnish the following:
(a)	Assumption of ADT Security Contract;

(b)	Janitorial Service;

(c)	Telephone, network or cable service.
          7.4 Limitation of Landlord’s Liability. Landlord shall not be liable for, and Tenant shall not be entitled to terminate this Lease or effectuate any abatement or reduction of rent by reason of, Landlord’s failure to provide or furnish any of the foregoing utilities or services if such failure was reasonably beyond the control of Landlord.
          VIII. MAINTENANCE AND REPAIRS; ALTERATIONS, ACCESS
          8.1 Maintenance and Repairs by Landlord. Landlord shall maintain in good order, condition and repair the Building and Improvements including exterior landscaping except the Leased Premises and those other portions of the Building leased, rented or otherwise occupied by persons not affiliated with the Landlord. Landlord, at its expense, will make, or cause to be made structural repairs to exterior walls, structural columns and structural floor which collectively enclose the Premises (excluding, however, all doors, door frames, storefronts); provided Tenant shall give Landlord notice of the necessity for such repairs, and shall immediately notify Landlord of any hazardous, unsafe or dangerous conditions on or around the Leased Premises. Notwithstanding the foregoing, if the necessity for such repairs shall have arisen from or shall have been caused by the negligence or willful acts of Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors, Landlord may make or cause the same to be made, but shall not be obligated to do so, and Tenant agrees to pay to Landlord promptly upon Landlord’s demand, as Additional Rental, the cost of such repairs, if made, with interest until paid. In the event Landlord elects not to make such repairs caused by Tenant’s negligence, Landlord may require Tenant to make such repairs at Tenant’s sole cost and expense Landlord shall supply Building and Improvements including exterior landscaping other than the Leased Premises and first-floor bathrooms in a clean, sanitary and orderly condition, the cost and expense of which shall be included in Basic Rent.
          8.2 Maintenance and Repairs by Tenant. Tenant, at Tenant’s sole cost and expense and without prior demand being made, shall maintain the Leased Premises in good order, condition and repair, reasonable wear and tear expected. In addition, Tenant shall pay for all janitorial service for the Leased Premises and the first-floor bathrooms of the Building.
          8.3 Alterations. Tenant shall not make or cause to be made any alterations, additions or improvements or install or cause to be installed any fixtures, signs, floor coverings, interior or exterior lighting, plumbing fixtures, or shades or awnings, or make any other changes to the Leased Premises without first obtaining Landlord’s written approval. Tenant shall present to the Landlord plans and specifications for such work at the time approval is sought. In the event Landlord consents to the making of any alterations, additions, or improvements to the Leased Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense. All such work with respect to any alterations, additions, and changes shall be done in a first-class and workmanlike manner and diligently completed so that, except as absolutely necessary during the course of such work, the Leased Premises shall at all times be a complete operating unit. Any such alterations, additions, or changes shall be performed and done strictly in accordance with all laws and ordinances relating thereto. In performing the work or any such alterations, additions, or changes, Tenant shall have the same performed in such a manner as not to obstruct access to any portion of the Building. Any alterations, additions, or improvements to or of the Leased Premises, including, but not limited to, wall covering, paneling, and built-in cabinet work shall at once become a part of the realty and shall be surrendered with the Leased Premises unless Landlord otherwise elects at the end of the term hereof.
          8.4. Landlord’s Access to Leased Premises. Landlord shall have the right to place, maintain, and repair all utility equipment of any kind in, upon, and under the Leased Premises as may be necessary for the servicing of the Leased Premises and other portion of the Building. Landlord shall also have the right to enter the Leased Premises at all times to inspect it; to show it to prospective purchasers, mortgagees, tenants, and lessees; and to make such repairs, additions, alterations, or improvements as Landlord may deem desirable. Landlord shall be allowed to take all material upon said Leased Premises that may be required therefor without the same constituting an actual or constructive eviction of Tenant in whole or in part. The rents reserved herein shall in no way abate while said work is in progress by reason of loss or interruption of Tenant’s business or otherwise, and Tenant shall have no claim for damages.

During the three (3) months prior to expiration of this Lease or of any renewal term, Landlord may place upon the Leased Premises “To Let” signs which Tenant shall permit to remain thereon.
          IX. ASSIGNMENT AND SUBLETTING
          9.1. Condition for Assignment and Subletting. Tenant shall not transfer, assign, mortgage or hypothecate this Lease, in whole or in part, or permit the use of the Leased Premises by any person or persons other than Tenant, or sublet the Leased Premises, or any part thereof, without the prior written consent of Landlord in each instance. Such prohibition against assigning or subletting shall include any assignment or subletting by operation of law. Any transfer of this Lease from the Tenant by merger, consolidation, transfer of assets, or liquidation shall constitute an assignment for purposes of this Lease. Notwithstanding the foregoing, Landlord shall not unreasonably withhold its approval of an assignment or sublease.
          9.2. Consent Required. Any assignment or subletting without Landlord’s consent shall be void, and shall constitute a default hereunder which, at the option of Landlord, shall result in the termination of this Lease or exercise of Landlord’s other remedies hereunder. Consent to any assignment or subletting shall not operate as a waiver of the necessity for consent to any subsequent assignment or subletting, and the terms of such consent shall be binding upon any person holding by, under, or through Tenant.
          9.3. Landlord’s Right in Event of Assignment. If this Lease is assigned or if the Leased Premises or any portion thereof are sublet or occupied by any person other than the Tenant, Landlord may collect rent and other charges from such assignee or other party and apply the amount collected to the rent and other charges reserved hereunder. However, such collection shall not constitute consent or waiver of the necessity of consent to such assignment, subleasing, or other transfer; and it shall not constitute the recognition of such assignee, sublessee, or other party as the Tenant hereunder or a released of Tenant from the further performances of all the covenants and obligations of Tenant herein contained. In the event that Landlord shall consent to a sublease or assignment hereunder, Tenant shall pay to Landlord reasonable fees, not to exceed $300.00 incurred in connection with processing of documents necessary to the giving of such consent.
          9.4. Landlord’s Right to Assign. Landlord may assign its interest in this Lease without condition or restriction.
          X. INDEMNITY
          10.1. Indemnification By Tenant. Tenant shall indemnify Landlord and save it harmless from and against any and all suits, actions, damages, claims, liability and expense in connection with loss of life, bodily or personal injury, or property damage arising from or out of any occurrence in, upon, at or from the Leased Premises, or the occupancy or use by Tenant of Leased Premises or any part thereof or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, invitees, licensees, or concessionaires.
          10.2. Release of Landlord. Except for Landlord’s negligence, Landlord shall not be responsible or liable at any time for any loss or damage to Tenant’s personal property or to Tenant’s business. Tenant shall store its property in and shall use and enjoy the Leased Premises and all other portions of the Building and Improvements at its own risk, and hereby releases Landlord, to the full extent permitted by law, from all claims of every kind resulting in loss of life, personal or bodily injury, property damage or loss of business income.
          10.3. Litigation. In case either party, without fault on its part, shall be made a party to any litigation commenced by or against the other, then – the litigant shall protect and hold harmless the other party and shall pay all of the other party’s costs, expenses, and reasonable attorney’s fees.
          XI. INSURANCE
          11.1 Tenant will maintain insurance as follows:
a)	Liability insurance naming Landlord as co-insured with limits of not less than $1 million per person or accident.

b)	Insurance protecting it from interruption from business by reason of casualty, fire, legal, sprinkler damage, or interruption of business.

c)	Property and casualty insurance sufficient to cover Tenant’s contents, furnishings, and equipment and damage to Leased Premise.
          All items required to be covered by Tenant’s insurance shall relieve Landlord of all responsibility for the items so covered, the release of liability being one of the conditions of this Lease.
          XII. DESTRUCTION OR CONDEMNATION
          12.1 Landlord’s Obligation to Repair and Reconstruct.
(a)	If the Premises shall be damaged by fire, the elements, accident or other casualty (any of such causes being referred to herein as a “Casualty”), but the Premises shall not be thereby rendered wholly or partially untenantable, Landlord shall promptly cause such damage to be repaired and there shall be no abatement of Rental.

(b)	If, as the result of Casualty, the Premises shall be rendered wholly or partially untenantable, then, subject to the provisions of Paragraph 7.2, Landlord shall cause such damage to be repaired and, provided such damage is not caused by the negligence of Tenant, its agents, concessionaires, officers, employees, contractors, licensees or invitees, all Basic Rent shall be abated proportionately as to the portion of the Premises rendered untenantable during the period of such untenantability. All such repairs shall be made at the expense of Landlord, subject to Tenant’s responsibilities set forth herein. Landlord shall not be liable fo interruption to Tenant’s business or for damage to or replacement or repair of Tenant’s personal property (including, without limitation, inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant under the provisions of this Lease) or to any leasehold improvements installed in the Premises, all of which damage, replacement or repair shall be undertaken and completed by Tenant promptly.
          12.2 Joint Option to Terminate Lease. If the Premises are (a) rendered wholly untenantable, or (b) damaged as a result of any cause which is not covered by Landlord’s insurance, or if (c) the Building is damaged to the extent of fifty percent (50%) or more, then, in any of such events, either party may elect to terminate this Lease by giving to notice of such election within sixty (60) days after the occurrence of such event. If such notice is given, the rights and obligations of the parties shall cease as of the date of such notice, and Basic Rent shall be adjusted as of the date of termination.
          12.3 Demolition of Landlord’s Building. If Landlord’s Building shall be so substantially damaged that it is reasonably necessary, in Landlord’s judgment, to demolish such Building for the purpose of reconstruction, Landlord may demolish the same, in which event the Lease shall terminate and the Landlord shall return to the Tenant all rents and/or security deposits, and/or other monies paid but unused for any part of the unused term.
          12.4 Insurance Proceeds. If neither party elects to terminate this Lease pursuant to Paragraph 7.2, Landlord shall, subject to the prior rights of any Mortgagee, disburse and apply any insurance proceeds received by Landlord to the restoration and rebuilding of Landlord’s Building in accordance with Paragraph 7.1 hereof. All insurance proceeds payable with respect to the Premises (excluding proceeds payable to Tenant pursuant to Section 11) shall belong to and shall be payable to Landlord.
          12.5 Effect of Taking. If the whole or any part of the Premises described in paragraph 1.1(a) shall be taken under the power of eminent domain, this Lease shall terminate as to the part so taken on the date Tenant is required to yield possession thereof to the condemning authority. Landlord shall make such repairs and alterations as may be necessary in order to restore the part not taken to useful condition and all Basic Rent shall be reduced in proportion to the floor area of the Premises so taken. If the aforementioned taking renders the remainder of the Premises unsuitable for the permitted use, either party may terminate this Lease as of the date when Tenant is required to yield possession by giving notice to that effect within thirty (30) days after such date. If any notice of termination is given pursuant to this Section, this Lease and the rights and obligations of the parties hereunder shall cease as of the date of such notice and Basic Rent shall be adjusted as of the date of such termination.
          12.6 Condemnation Award. All compensation awarded for any taking of the Premises shall belong to and be the property of Landlord, Tenant hereby assigning to Landlord all rights with respect thereto; provided, however, nothing contained herein shall prevent Tenant from applying for reimbursement from the condemning authority (if permitted by law) for moving expenses, or the expense of removal of Tenant’s trade fixtures, or loss of Tenant’s business good will, but if and only if such action shall not reduce the amount of the award or other compensation otherwise recoverable from the condemning authority by Landlord or the owners in fee simple of the Building.
          XIII. LANDLORD’S RIGHTS TO CURE
          13.1 General Right. In the event of breach, default, or noncompliance hereunder by Landlord, Tenant shall, before exercising any right or remedy available to it, give Landlord written notice of the claimed breach, default, or noncompliance. For the thirty (30) days following the giving of the notice required by the foregoing portion of this Section (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be rectified within thirty (30) days), Landlord shall have the right to cure the breach, default, or noncompliance involved.
          XIV. DEFAULT BY TENANT
          14.1. “Event of Default” Defined. Any one or more of the following events shall constitute an “Event of Default:”
(a)	The sale of Tenant’s interest in the Premises under attachment, execution or similar legal process; or if Tenant is adjudicated as bankrupt or insolvent under any state bankruptcy or insolvency law or an order for relief is entered against Tenant under the federal Bankruptcy Code and such adjudication or order is not vacated within thirty (30) days.

(b)	The commencement of a case under any chapter of the federal Bankruptcy Code by or against Tenant or any guarantor of Tenant’s obligations hereunder, or the filing of a voluntary or involuntary petition proposing the adjudication of Tenant or any guarantor as bankrupt or insolvent, or the reorganization of Tenant or any guarantor with its creditors, unless the petition is filed or case commenced by a party other than Tenant or any such guarantor and is withdrawn or dismissed within sixty (60) days after the date of its filing.
(c)	The admission in writing by Tenant or any guarantor of Tenant’s obligations hereunder of its inability to pay its debts when due;

(d)	The appointment of a receiver or trustee for the business or property of Tenant or any guarantor of Tenant’s obligations hereunder, unless such appointment shall be vacated within thirty (30) days of its entry.

(e)	The making by Tenant or any guarantor of Tenant’s obligations hereunder of an assignment for the benefit of its creditors, or if in any other manner Tenant’s interest in this Lease shall pass to another by operation of law.

(f)	The failure of Tenant to pay any Rent or other sum of money within thirty (30) days after the same is due hereunder.

(g)	Default by Tenant in the performance or observance of any covenant or agreement of this Lease (other than a default involving the payment of money), which default has not occurred within thirty (30) days after the giving of notice thereof by Landlord, unless such default is of such nature that it cannot be cured within such Thirty (30) day period, in which case no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter diligently prosecute the curing of same; provided, however, if Tenant shall default in the performance of any such covenant or agreement of this Lease two (2) or more times in any twelve (12) month period, that notwithstanding such defaults have each been cured by Tenant, any further similar default shall be deemed an Event of Default without the ability for cure.

(h)	The vacating or abandonment of the Premises by Tenant at any time during the Term of this Lease.

(i)	The occurrence of any other event described as constituting an “Event of Default” elsewhere in this Lease.
          14.2. Remedies. Upon the occurrence and continuance of an Event of Default, Landlord, without notice to Tenant in any instance (except where expressly provided for below) may do any one or more of the following:

(a)	With or without judicial process and sufficient notice, enter the Premises and take possession of any and all goods, inventory, equipment, fixtures and all other personal property of Tenant situated in the Premises without liability for trespass or conversion, and may sell thirty (30) days’ prior notice of any public or private sale shall constitute reasonable notice. The proceeds of any such sale shall be applied, first, to the payment of all costs and expenses of conducting the sale or caring for or storing said property, including all attorneys’ fees; second, toward the payment of any indebtedness, including (without limitation) indebtedness for Rental, which may be or may become due from Tenant to Landlord; and third, to pay the Tenant, on demand in writing, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid.

(b)	Perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together with interest thereon from the date of such expenditure, shall be deemed Additional Rental and shall be payable by Tenant to Landlord upon demand.

(c)	Elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, and may reenter the Premises, without the necessity of legal proceedings, and may remove Tenant and all other persons (if Tenant is still in possession) and property from the Premises, and may store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby.

(d)	Exercise any other legal or equitable right or remedy which it may have.
          Notwithstanding the provisions of clause (b) above and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (b) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be injured by failure to take rapid action or if the unperformed obligation of Tenant constitutes an emergency. Any costs and expenses incurred by Landlord (including, without limitation, attorneys’ fees) in enforcing any of its rights or remedies under this Lease shall be deemed to be Additional Rental and shall be repaid to Landlord by Tenant upon demand.
          14.3. Damages. If this Lease is terminated by Landlord pursuant to Section ~~149.~~ 14.2., Tenant nevertheless shall remain liable for any Rent and damages which may be due or sustained by Landlord and all reasonable costs, fees and expenses including, but not limited to, attorney’s fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder, or in renting the Premises to others from time to time.
          If this Lease is terminated pursuant to Section 14.2, Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term or terms (which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its absolute discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure by Landlord to collect any rent upon such reletting.
          14.4. Assignment in Bankruptcy. In the event of an assignment by operation of law under the federal Bankruptcy Code, or any state bankruptcy or insolvency law and Landlord elects not to terminate this lease under Section 14.2., the assignee shall provide Landlord with adequate assurance of future performance of all of the terms, conditions and covenants of the Lease, which shall include, but which shall not be limited to, assumption of all the terms, covenants and conditions of the Lease by the assignee and the making by the assignee of the following express covenants to Landlord:
(i)	That assignee has sufficient capital to pay the Rent and other charges due under the Lease for the remaining Term; and

(ii)	That assumption of the Lease by the assignee will not cause Landlord to be in violation or breach of any provision in any other lease, financing agreement or operating agreement relating to the Building.
          XV. PROVISIONS APPLICABLE AT TERMINATION OF LEASE
          15.1. Surrender of Premises. At the expiration of this Lease, Tenant shall surrender the Leased Premises in the same condition as they were in upon delivery of possession thereto under this Lease, normal wear and tear excepted, and shall deliver all keys to Landlord. Before surrendering the Leased Premises, Tenant shall remove all of its personal property and trade fixtures and such property or the removal thereof shall in no way damage the Leased Premises, and Tenant shall be responsible for all costs, expenses and damages incurred in the removal thereof.
          If Tenant fails to remove its personal property and fixtures upon the expiration of this Lease, the same shall be deemed abandoned and shall become the property of Landlord.
          15.2. Holding Over. Any holding over after the expiration of the term hereof or of any renewal term shall be construed to be a tenancy from month to month at 120% of the rent herein specified (pro rated on a monthly basis) and shall otherwise be governed by the terms, conditions and covenants of this Lease.
          XVI. ATTORNEYS’ FEES
          If either the Landlord or the Tenant institutes any action against the other relating to this Lease, the unsuccessful party in such action agrees to reimburse the successful party for the reasonable expenses of such action, including reasonably attorney’s fees, incurred therein by the successful party.
          XVII. ESTOPPEL CERTIFICATE
          17.1 Landlord’s Right to Estoppel Certificate. Tenant shall, within fifteen (15) days after Landlord’s request, execute and deliver to Landlord a written declaration in recordable form ratifying this Lease and certifying: (1) the Commencement Date and term hereof; (2) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writing as shall be stated); (3) that all conditions under this Lease to be performed by Landlord have been satisfied; (4) that there are no defenses or offsets against the enforcement of this Lease by the Landlord, or stating those claimed by Tenant; (5) the amount of advance rent, if any, (or none if such is the case) paid by Tenant; (6) the date to which rent has been paid; (7) the amount of security deposited with Landlord; and (8) such other information as Landlord may reasonably request. Landlord’s mortgage lenders and/or purchasers shall be entitled to rely upon such declaration.
          17.2. Effect of Failure to Provide Estoppel Certificate. If Tenant fails to furnish any Estoppel Certificate within fifteen (15) days after request therefor, it shall be conclusively presumed that:
(a)	this Lease is in full force and effect without modification in accordance with the terms set forth in the request;

(b)	there are no unusual breaches or defaults on the part of the Landlord; and (c) no more than one (1) month’s rent has been paid in advance.
          XVIII. COMMON AREAS
          18.1. Definition of Common Areas. “Common Areas” means all area, spaces, equipment and special services provided for the joint or common use and benefit of the tenants or occupants of the Building and Property or portions thereof, and their employees, agents, servants, patients, customers and other invitees (collectively referred to herein as “Occupants”) including without limitation, parking areas, access roads, driveways, retaining walls, landscaped area, service ways, loading docks, pedestrian walks, courts, stairs, ramps, and sidewalks, common corridors, rooms and restrooms, air-conditioning, fan, janitorial, electrical and telephone rooms or closets, and all other areas within the Building which are not specified for exclusive use or occupancy by Landlord or any Tenant (whether or not they are leased or occupied).
          18.2. License to Use Common Areas. The Common Areas shall be available for the common use of all Occupants. All common areas shall be subject to the exclusive control and management of Landlord. Landlord shall have the right to construct, maintain, and operate lighting and other facilities on all improvements; to police the same; to change the area, level, location, and arrangement of parking areas and other facilities; to restrict parking by tenants, their officers, agents, and employees; to close all or any portion of said areas or facilities to such extent as may be legally sufficient to prevent a dedication thereof or the accrual of any right to any person or the public therein; and to close temporarily all or any portion of the parking areas or facilities to discourage non-occupant parking. Landlord shall operate and maintain the Common Areas in such manner as Landlord in its discretion shall determine, shall have full right and authority to employ and discharge all personnel with respect thereto, and shall have the right, through reasonable rules, regulations, and/or restrictive covenants promulgated by it from time to time, to control use and operation of the Common Areas in order that the same may occur in a proper and orderly fashion.
          18.3. Parking. Automobiles of Tenant and all Occupants (as defined above) associated with Tenant shall be parked only within parking areas not otherwise reserved by Landlord and specifically designated for use by any other tenant and/or the Occupants associated with said other tenant or tenants. Landlord or its agents shall, without any liability to Tenant or its Occupants, have the right to cause to be removed any automobile that may be wrongfully parked in a prohibited or reserved parking area, and Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, losses, demands, damages and liabilities asserted or arising with respect to or in connection with any such removal of an automobile. Tenant shall from time to time, upon request of Landlord, supply Landlord with a list of license plate numbers of all automobiles owned by Tenant or its day-to-day Occupants.
          XIX. SIGNS, AWNINGS, AND CANOPIES
          19.1 Upon Landlord’s approval of signage design and specifications, Landlord specifically authorizes Tenant to install signage fixtures to the building exterior, interior and the property gate. Such signage will be produced in a workmanlike and professional manner and shall be installed and maintained in accordance with local building regulations. Tenant shall not place or suffer to be placed or maintained on any exterior door, wall, or window of the Leased Premises, or elsewhere in the Building, any excess or additional sign, awning, marquee, decoration, lettering, attachment, or canopy, or advertising matter or other thing of any kind, and will not place or maintain any additional decoration, lettering, or advertising matter on the glass or any window or door of the Leased Premises without first obtaining Landlord’s written approval.
          19.2 Tenant further agrees to maintain such sign, awning, canopy, decoration, lettering, advertising matter, or other things as may be approved in good condition and repair at all times. Landlord may at Tenant’s cost, and without liability to Tenant, enter the Leased Premises and remove any item erected in violation of this Section. Landlord may establish rules and regulations governing the size, type, and design of all signs, decorations, etc., and Tenant agrees to abide thereby.

     19.3 Upon termination of this Lease, Tenant shall pay and be responsible for removal of the sign and repair of any damage to the Premises.
     XX. MISCELLANEOUS PROVISIONS
     20.1. No Partnership. Landlord does not by this Lease, in any way or for any purpose, become a partner or joint venturer of Tenant in the conduct of its business or otherwise.
     20.2. Force Majeure. Either party shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from so doing by cause or causes beyond -their control, including labor disputes, civil commotion, war, governmental regulations or controls, fire or other casualty, inability to obtain any material or service, or acts of God.
     20.3. No Waiver. Failure of either party to insist upon the strict performance of any provision or to exercise any option hereunder shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing signed by both parties.
     20.4. Notices. Any notice, demand, request, or other instrument which may be or is required to be given under this Lease shall be delivered in person or sent by United States certified or registered mail, postage prepaid and shall be addressed (a) if to Landlord, at the place specified for payment of rent, and (b) if to Tenant, either at the Demised premises or at any other current address for Tenant which is known to Landlord. Either party may designate such other address as shall be given by written notice.

LANDLORD

With a copy to:

Gerald Snow, Esquire
Ray, Quinney & Nebeker
Salt Lake City, UT
     20.5 Captions, Attachments, Defined Terms. The captions to the sections of this Lease are for convenience of reference only and shall not be deemed relevant in resolving questions of construction or interpretation under this Lease.
     20.6 Recording. Tenant shall not record this Lease or a memorandum thereof without the written consent of Landlord.
     20.7 Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
     20.8 Subordination: Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. However, Tenant’s right to quiet possession of the Property during the Lease Term shall not be disturbed so long as Tenant pays the rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default. If any ground Landlord, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.
     20.9 Attornment: If Landlord’s interest in the Property is transferred, Tenant shall not attorn to the transferee of or successor to Landlord’s interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord’s interest.
     20.10 Signing of Documents: Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so. Such subordination and attornment documents may contain such provisions as are customarily required by any ground Landlord, beneficiary under a deed of trust or mortgagee. If Tenant fails to do so within ten (10) days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

     20.11 Tenant’s Financial Condition: Within thirty (30) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or guarantor of Tenant. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth herein.
     20.12 Quiet Enjoyment. Tenant, upon payment of the rent and the performance of the terms of this Lease, shall, at all times during the lease term and during any extension thereof, peacefully and quietly enjoy the leased property without any disturbance from the Landlord or from any person claiming by, through or under the Landlord, except as otherwise herein provided.
     20.13 Mechanic’s Lien. Should any mechanic’s or other lien be filed against the Leased Premises or any part thereof by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (10) days after notice by Landlord. If Tenant does not so comply with this provision, the Landlord may cause the lien to be removed and apply the cost thereof and any expenses associated with the removal, including reasonable attorney’s fees, to be added as additional rent under this Lease.
     20.14 Attachments: The following, by reference hereto, are a part of this Lease:
Exhibit “A” — Floor Plan
Exhibit “B” — Rules and Regulations Tenant Improvements
Exhibit “C” — Corporate Resolution or Proof of Officer’s Authority to Execute Lease
     20.15 Entire Agreement: This Lease Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior discussions, understandings and agreements. Except as otherwise provided herein, this Lease may not be altered or amended except by subsequent written agreement executed by all of the parties hereto.
     20.16 Choice of Law and Venue. It is agreed that this agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah. Any action to enforce this Lease shall be filed in a court of competent jurisdiction within the boundaries of Salt Lake County, Utah.
     20.17 Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute the agreement.
     20.18 Interest. Where this Lease provides for interest on any outstanding liability, that interest shall be in the amount of eighteen percent (18%) per annum.

     20.19 Execution of Certificate of Corporate Resolution or Other Proof of Officer’s Authority to Execute Lease. Within thirty (30) days of initial occupancy, Tenant shall provide a duly executed Certificate of Corporate Resolution or other proof of Officer’s authority to execute lease, in the form attached hereto as Exhibit “C” as a condition to occupying the premises.
     XXI. EARLY TERMINATION OF LEASE
     21.1 After the first year of the lease term, Landlord may terminate this Lease upon ninety (90) days written notice to Tenant. If Landlord terminates the Lease pursuant to this paragraph, Landlord shall reimburse Tenant for the first Twenty-Five Thousand Dollars ($25,000) of reasonable moving expenses incurred by Tenant in the course of vacating the Premises and shall return to the Tenant any paid but unused portion of all rents due, deposits and/or other monies held in escrow by the Landlord.
     XXII. RIGHT OF FIRST REFUSAL
     22.1 During the term of the Lease, Tenant shall have the right of first opportunity to lease the uppermost floor of the Building. Upon either request from the Tenant or upon receipt from a third party of an offer to lease the uppermost floor or any portion thereof, Landlord shall present said offer to Tenant. Tenant shall then have five(5) business days in which to enter into a Lease with Landlord upon terms Agreeable to both parties. Upon the expiration of five (5) business days time, if Tenant has not entered into a Lease with Landlord, Landlord may lease the uppermost floor or portion thereof

LANDLORD:	TENANT:

Addendum to Lease Agreement for 1011 Murray-Holladay Road
WHEREAS, 1011 LLC (the “Landlord”) and SafeScan Medical Systems, LLC (the “Tenant”) have entered into a lease agreement for the first floor of the building located at 1011 East Murray-Holladay Road, Salt Lake City, Utah, and
WHEREAS, the lease agreement specifies that certain activities, building modifications, installation and use of equipment or signage by Tenant requires the approval of the Landlord, and
WHEREAS, Landlord and Tenant agree that any approvals given for these certain activities, building modifications, installation and use of equipment or signage shall be valid only for the Tenant and shall not be valid for any sub-lessee,
THEREFORE, Tenant submits the following items for approval and Landlord gives approval.
Section 6.1 Use of Leased Premises:
Tenant is authorized to perform assembly, operation, storage, testing and all other aspects of designing, building, packaging, shipping, and operating medical equipment. Such authorization includes but is not limited to the assembly and testing of electronic components, manufacture of mechanical components as well as the operation of such equipment including patient testing.
Section 7.2 (a) Additional Limitations — Power
Tenant is authorized to utilize 220 volt single phase power for the testing, operation and demonstration of medical equipment.
Section 8.3 Alterations
Tenant is authorized to modify the area defined as “Employee Meeting Room” on the floor layout to add a room of the approximate size of 12 feet by 18 feet, including the addition of a water supply, two doors and 220 volt single phase power.
Section 19.1 Signs
Tenant is authorized to mount a Company Logo sign no bigger than 36" high and 72" wide on the upper exterior of the building. Tenant is also authorized to place a sign at the driveway entrance no bigger than 30" high by 60" wide and a total height from the ground not to exceed 72".
TENANT USE OF SMALLER STORAGE BUILDING SHALL BE AT NO CHARGE FOR ONE YEAR.
Approvals:

Second Addendum to Lease Agreement for 1011 Murray-Holladay Road
WHEREAS, 1011 LLC (the “Landlord”) and SafeScan Medical Systems, LLC (the “Tenant”) have entered into a lease agreement dated September 1, 2003 for the first floor of the building located at 1011 East Murray-Holladay Road, Salt Lake City, Utah, and
WHEREAS, SafeScan Medical Systems, LLC has been merged into TechniScan, Inc., and SafeScan Medical Systems, LLC has been dissolved, and
WHEREAS, Landlord and Tenant wish to extend the term of the lease and make modifications to certain terms of the lease,
THEREFORE, Landlord and Tenant agree to the following modifications to the lease.
Replace the first paragraph of the lease with the following:
THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of this 1st day of September, 2003, by and between 1011 L.L.C., a Utah Limited Liability Company (the “Landlord”), and TechniScan, Inc., a Utah corporation (the “Tenant”).
Add sub-paragraph (e) to Section 1.1 Description of Premises.
     (e) The exclusive right to use the northern storage building for storage of materials, documents and equipment provided that it not used for any manufacturing, engineering or administrative activities.
Replace Section 2.1 with the following:
2.1. Length of Term. The term of this Lease shall be for a period of four (4) years, commencing on September 1st, 2003 and terminating at 11:59 P.M. on September 8, 2007. Except for the return of money deposited with Landlord by Tenant, Landlord shall not have any liability to Tenant arising our of Landlord’s failure to deliver the Premises to Tenant on the Commencement Date.
Replace Section 3.1 with the following:
     3.1. Basic Annual Rent. Tenant agrees to pay to Landlord as basic annual rent (the “Basic Rent”) the amounts shown in the schedule below:
Year 1      See Schedule Below
Year 2      See Schedule Below
Year 3      See Schedule Below
Year 4      See Schedule Below

Replace Section 3.3 with the following:
3.3 Payment of Annual Basic Rent. Annual Basic Rent shall be payable without prior demand in monthly installments detail below in advance on the 1st day of each calendar month during the term.

MONTHS	MONTHLY INSTALLMENT

1	$12,500.00
2	$0.00
3	$10,000.00
4	$10,000.00
5	$10,000.00
6-12	$17,250.00
13-24	$17,867.50
25-36	$18,400.53
37-47	$18,949.54
48	$1,060.90
Delete Section 7.3 (a) Assumption of ADT Security Contract
Delete XXI. EARLY TERMINATION OF LEASE and Section 21.1
Approvals:

Bill of Sale
For and in consideration of the sum of one dollar ($1.00) 1011 LLC does hereby sell and transfer ownership to SafeScan Medical Systems, LLC the following items that are located in the building at 1011 East Murray-Holladay Road, Salt Lake City, Utah.
List of items:
1.	Axxess Telephone System, including switching system, handsets, operating system software, voice mail software, manuals and any other peripheral items.

2.	All Partitions and Modular Furniture within the building.

3.	All office desks, chairs, bookcases and tables located within the building excluding any articles of home furniture and any items located in eastern half of 2nd floor.

4.	All office supplies, floor mats, trays, etc. located within the building.
Agreed:

SafeScan Medical Systems, LLC	1011 LLC

LEASE EXTENSION
THIS LEASE EXTENSION AGREEMENT (hereinafter referred to as the “Lease Extension”) is made and entered into this 18 day of July, 2007, by and between 1011 LLC (hereinafter referred to as “Landlord”) and TechniScan Medical Systems Inc. (hereinafter referred to as Tenant,” whether one or more, and each agreeing to be bound by and held Jointly and severally liable under the terms and conditions of this Lease Extension).
In consideration of the covenants and obligations contained herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. PRIOR LEASE: The parties executed a Lease Agreement dated September 5, 2003 (hereinafter “Lease Agreement”) and amended December 15, 2004, with a term of lease commencing on the 1st day of September, 2003, and which expires on the 8th day of September, 2007. All terms, conditions, and provisions of said Lease Agreement are hereby incorporated by reference or by attachment.
2. EXTENSION OF PRIOR LEASE TERM: The parties hereby agree to extend and continue the aforementioned Lease Agreement for an additional term, commencing on the 9th day of September, 2007, and expiring on the 8th day of April, 2008.
3. REVISED RENT PAYMENTS: The revised rent payments shall commence beginning on the 1st day of September, 2007 and be payable per the payment schedule detailed in Section 3.3 of the amended and attached Payment of Annual Basic Rent schedule.
4. Month to Month Extension: At the end of the lease extension, April 8th, 2008, the Tenant and Landlord agree to a month to month extension of the lease at the rate of $10,000 a month. Both parties agree to provide each other 45 days notice to terminate the month to month agreement.
5. SPACE ALLOCATION: When this lease extension is in place, and in consideration for the reduced rent payments, the Tenant with 45 days notice, will vacate all or any part of the northern portion of the building. This area is identified as the Break Room, Lab Space (2 1/2 squares unmarked), Loading Dock, Employee Meeting Room and the Front Conference Room.
6. SUBLEASE: The Tenant may sublease portions of the building labeled administration to Subleassees providing they adhere to the conditions of the Lease Agreement.

LEASE EXTENSION
THIS LEASE EXTENSION AGREEMENT (hereinafter referred to as the “Lease Extension”) is made and entered into this 18 day of July, 2007, by and between 1011 L.L.C (hereinafter referred to as “Landlord”) and TechniScan Medical Systems Inc. (hereinafter referred to as “Tenant,” whether one or more, and each agreeing to be bound by and held jointly and severally liable under the terms and conditions of this Lease Extension).
In consideration of the covenants and obligations contained herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. PRIOR LEASE: The parties executed a Lease Agreement dated September 5, 2003 (hereinafter “Lease Agreement”) and amended December 15, 2004, with a term of lease commencing on the 1st day of September, 2003, and which expires on the 8th day of September, 2007. All terms, conditions, and provisions of said Lease Agreement are hereby incorporated by reference or by attachment.
2. EXTENSION OF PRIOR LEASE TERM: The parties hereby agree to extend and continue the aforementioned Lease Agreement for an additional term, commencing on the 9th day of September, 2007, and expiring on the 8th day of April, 2008.
3. REVISED RENT PAYMENTS: The revised rent payments shall commence beginning on the 1st day of September, 2007 and be payable per the payment schedule detailed in Section 3.3 of the amended and attached Payment of Annual Basic Rent schedule.
4. Month to Month Extension: At the end of the lease extension, April 8th, 2008, the Tenant and Landlord agree to a month to month extension of the lease at the rate of $10,000 a month. Both parties agree to provide each other 45 days notice to terminate the month to month agreement.
5. SPACE ALLOCATION: When this lease extension is in place, and in consideration for the reduced rent payments, the Tenant with 45 days notice, will vacate all or any part of the northern portion of the building. This area is identified as the Break Room, Lab Space (2 1/2 squares unmarked), Loading Dock, Employee Meeting Room and the Front Conference Room.
6. SUBLEASE: The Tenant may sublease portions of the building labeled administration to Subleassees providing they adhere to the conditions of the Lease Agreement.

Replace Section 3.3 with the following:
3.3 Payment of Annual Basic Rent. Annual Basic Rent shall be payable without prior demand in monthly installments detail below in advance on the 1st day of each calendar month during the term.

MONTHS	MONTHLY INSTALLMENT

1	$12,500.00
2	$0.00
3	$10,000.00
4	$10,000.00
5	$10,000.00
6-12	$17,250.00
13-24	$17,867.50
25-36	$18,400.53
37-47	$18,949.54
48-55	$10,000.00
APPROVALS: